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                                                                    EXHIBIT 99.2

[AMERICAN COIN MERCHANDISING LOGO]

                                    o NEWS o


FOR IMMEDIATE RELEASE: Friday, December 29, 2000

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
CONTACT: Randall Fagundo, CEO and President      John Cash, Senior Vice President/CFO
         American Coin Merchandising, Inc.       American Coin Merchandising, Inc.
         (303) 444-2559                          (303) 444-2559
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                      AMERICAN COIN MERCHANDISING COMPLETES

                        $55 MILLION CREDIT AGREEMENT WITH

             GENERAL ELECTRIC CAPITAL CORPORATION AND COMERICA BANK


BOULDER, CO -- American Coin Merchandising, Inc., "ACMI," (NASDAQ: AMCN) announced today it has closed on a $55 million multiyear credit facility, which includes a $45 million term loan and a $10 million revolving credit facility with General Electric Capital Corporation and Comerica Bank. This new facility replaces ACMI's previous credit agreement with Wells Fargo Bank and provides for the financing of ACMI's working capital requirements.

"The new $55 million credit facility provides us additional flexibility to expand our Shoppe placements and strengthen our current financial standing," said Randall J. Fagundo, President and Chief Executive Officer of ACMI.

American Coin Merchandising, Inc., headquartered in Boulder, Colorado, and its franchisees own and operates more than 13,000 coin-operated skill-crane machines throughout the United States. These machines dispense stuffed animals, plush toys, watches, jewelry and other items. The Company's distinctive skill-crane machines are placed in supermarkets, mass merchandisers, bowling centers, bingo halls, bars, restaurants, warehouse clubs and similar locations.

This news release contains forward-looking statements that involve risk and uncertainties. Future events may differ materially from those discussed herein, due to a number of factors, including uncertainties related to the Company's level of indebtedness and growth and management of growth. These factors are more fully discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 under the headings "Risk Factors-Substantial Indebtedness; Effect of Financial Leverage," and "Risk Factors-Growth and Management of Growth." In addition, the Company's results could also be affected by a number of other risks and uncertainties which are more fully discussed under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

Note: News releases and other information about American Coin Merchandising can be accessed at www.sugarloaf-usa.com

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